WEBSITE ASSET PURCHASE AGREEMENT WWW.WOOFWHISKERS.COM

This Agreement (the "Agreement") is dated June 4th, 2020. ("Effective Date") between Onfolio, LLC, ("Seller") and Onfolio JV IV LLC, (the "Purchaser"). Each a "Party" and together the "Parties."

Whereas, the Seller is the Owner of the Assets and the Business and the Seller has agreed to sell the Assets to Purchaser and Purchaser has agreed to purchase the Assets in accordance with the following terms and conditions. It is agreed as follows;

1. **Definitions:** The following terms shall have the meaning assigned herein:

   1.1. "Assets" means the property, rights and assets of the Seller listed in Appendix 2: Assets;

   1.2. "Business" means the dog food, dog toys, and dog medication reviews business operated via the Domain;

   1.3. "Domain" means the following website domain names:

      1.3.1. woofwhiskers.com

   1.4. "Encumbrances" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

   1.5. "Restricted Business" means provision of reviews or information related to dog food, dog toys, and dog medication review;

   1.6. "Website" shall mean all assets and content related to and situated on the Domain;

2. **Sale of Assets:** Pursuant to the provisions of this Agreement, the Seller hereby sells, assigns, transfers, conveys, and delivers to the Purchaser, and Purchaser hereby

purchases all of the Seller's rights, title and interest, in and to the Assets free and clear of any and all Encumbrances.

3. **Purchase Price; Payment Schedule**

3.1. In consideration of the sale and transfer to the Purchaser of the Assets, the Purchaser hereby agrees to pay the Seller the sum of six-hundred thousand US Dollars ($600,000.00) (the "**Consideration**") in the manner, amounts and at the times specified in Appendix A: Payment Schedule except that there shall be no penalty or credits for prepayments made.

3.2. The Consideration shall be allocated between the Assets in the amounts determined by Seller.

3.3. The Seller may, by giving written notice to the Purchaser, terminate this Agreement with immediate effect where the Purchaser fails to pay the Consideration in accordance with this Agreement. Upon receiving such written notice, the Purchaser shall immediately fully and completely transfer to the Seller all rights, interest and good and marketable title to the Assets, free and clear of any and all liens, charges and encumbrances.

4. **Escrow**

4.1. The Parties shall place the Domain into escrow with escrow.com ("Escrow Agent") until the Consideration has been received by Seller in totum. Such escrow governed by the "Domain Name Holding Purchase (Escrow Managing DNS)" available at Escrow Agent's site with Appendix B included as reference to such agreement as the Payment Schedule" ("Escrow Agreement")

4.2. Upon receipt of the Consideration in totum, Seller shall instruct Escrow Agent to release the Domain to Purchaser if such release is not automatic through the terms of the Escrow Agreement.

4.3. The organization and management, along with all costs of escrow shall be the responsibility of and paid for by Purchaser.

5. **Seller Representations and Warranties**

5.1. Seller hereby represents and warrants that:

5.1.1. Seller has full power and authority to enter into this agreement and to carry out the transactions made hereunder;

5.1.2. Seller has or will obtain all necessary approvals and permits required to enter into this Agreement;

5.1.3. Unless otherwise stated, Seller holds free and clear title to all Assets

5.1.4. To the best of Seller's knowledge:

5.1.4.1. The Assets are in good condition and repair, except for normal wear and tear, and are fit for the particular purpose for which they are used by Seller;

5.1.4.2. The Assets do not contain any viruses, trap doors, hidden sequences, hot keys or time bombs;

5.1.4.3. The Assets do not contain any libelous, false or defamatory material;

5.1.4.4. The Assets do not violate any applicable laws or regulations;

5.1.4.5. The Assets are not subject to any lawsuits, threats of litigation, claims, arbitration, investigation or other proceedings at law or in equity, before any court, arbitration tribunal, licensing authority or governmental agency

5.1.4.6. No statement made by or document provided by Seller to Purchaser in furtherance of this Agreement contains any untrue material statement of a material fact or omits to state a material fact necessary in order to make the statements in this Agreement or in such documents not misleading;

5.1.4.7. there are no liens, mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or encumbrances of any kind ("Lien") on the Assets prior to this Agreement

5.1.5. Seller has filed, or caused to be filed, on or prior to the Closing Date, all Federal, state and local tax returns required to be filed by it (including, without limitation, income, sales, use, unemployment, payroll, withholding, ad valorem and property taxes). Seller has paid or made adequate provision for the payment of: (i) all taxes due for the periods covered by such returns; (ii) all payments of estimated taxes; and (iii) all deficiencies assessed as a result of any examination of such returns. Seller has not received notice of, or is otherwise aware of, an audit or examination of any tax returns filed by Seller. Seller is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for such assessment or collection been asserted against Seller.

6. Purchaser Representations and Warranties

6.1. Purchaser hereby represents and warrants that:

6.1.1. Purchaser currently has or will have access to sufficient immediately available funds in cash or cash equivalents to comply with this Agreement.

6.1.2. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, license, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of the obligations hereunder will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser; (ii) result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound; or (iii) violate any order, writ, injunction or decree applicable to Purchaser or any of its assets.

7. Seller Covenants

7.1. The Seller hereby covenants and agrees that upon request of the Purchaser, the Seller shall take all necessary steps and actions to execute all documents necessary to perfect and implement the Purchaser's ownership, possession and control of the Assets provided that the Purchaser has complied with all of its obligations under this Agreement.

7.2. The Seller agrees to indemnify, defend and hold the Purchaser harmless from all liability resulting from loss, damage or injury to person or property in any manner arising out of or incident to the operation of the Business prior to the Completion Date. So far as the Seller is aware there are no threatened, anticipated or unresolved legal disputes involving the Business in any way prior to this Agreement.

8. Purchaser Covenants

8.1. The Purchaser undertakes to comply with all data protection legislation in relation to the Business and Assets.

9. Closing

9.1. The closing of the sale and purchase of the Assets (the "Closing") will take place as soon as practically possible; however not later than June 10th, 2020 (the date of the Closing referred to as the "Closing Date"). The transactions contemplated by this Agreement shall be deemed to be effective as of 12:00 a.m., Eastern Time, on the Closing Date. Closing fees, if any, will be split equally between Purchaser and Seller.

9.2. Purchaser Deliverables at Closing

9.2.1. The obligation of Seller hereunder is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Seller's sole benefit and may be waived by Seller at any time in its sole discretion by providing Purchaser with prior written notice thereof:

9.2.1.1. Purchaser will execute and deliver to Seller such additional instruments as of the Closing Date as shall, in the reasonable opinion of Seller, be necessary or appropriate to consummate the transactions contemplated by this Agreement including the Escrow Agreement.

9.3. Seller Deliverables at Closing

9.3.1. The obligations of Buyer hereunder are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Purchaser's sole benefit and may be waived by Purchaser at any time in its sole discretion by providing Seller with prior written notice thereof:

9.3.1.1. Seller will provide credentials, passwords, and all other account information necessary to the proper ownership of the Assets,

9.3.1.2. Seller will execute and deliver to Purchaser such additional instruments of sale, transfer, conveyance and assignment as of the Closing Date as shall, in the reasonable opinion of Purchaser, be necessary or appropriate to vest in Purchaser good, valid and marketable title to the Assets and otherwise consummate the transactions contemplated by this Agreement.

9.3.1.3. Seller will provide the Assets to Purchaser;

9.3.1.4. Seller will provide to Purchaser all system and user documentation pertaining to the Website, including design or development specifications and related correspondence and memoranda; and such other documents as may be reasonably requested in a timely manner by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

9.4. Effect of Closing

9.4.1. Purchaser agrees to and does assume all liabilities, debts, obligations and responsibilities of the Assets at the Closing Date.

10. Post-Closing Obligations

10.1. Purchaser shall ensure that all capital attributable to, earned by or otherwise the property of the Business or the Assets prior to and on the Closing Date shall be paid to Seller as soon as practicable but no later than one-hundred (100) days after

the Closing Date. Seller shall have the right to inspect and control the books, records and accounts associated with the Assets to verify compliance with this Section. In no event, Purchaser shall not change any payment methods, account information, or login information until such capital has been paid to Seller in totum and Seller shall not have the obligation to grant the right to make such changes until such capital has been paid in totum.

10.2. Upon receipt of the Consideration in totum, Seller shall execute a Bill of Sale in the form included herein in Appendix C: Bill of Sale.

10.3. The Purchaser shall indemnify and hold harmless, the Seller and any Affiliates, and any respective stockholders, directors, officers, employees, agents, representatives, assigns and successors (collectively, the "**Seller Indemnified Parties**"), from and against, any and all Losses incurred or suffered by them, including cost of defending any claims or lawsuits, relating to or arising out of or in connection with any of the following:

10.3.1. Operation, management and ownership of the Business

10.3.2. Operation, management and ownership of the Assets

10.3.3. Taxes resulting from the ownership of the Assets or Business owed or incurred after the Closing Date

10.3.4. Regulatory and governmental filing and reporting requirements resulting from the ownership of the Assets or Business required to be filed or reported after the Closing Date

11. Termination

11.1. This Agreement may be terminated at any time prior to the Closing Date:

11.1.1. Immediately, by mutual written consent of the Parties

11.1.2. By Purchaser or Seller, by giving written notice to the other Party if the Closing shall not have occurred by June 10, 2020; *provided, however*, that the right to terminate this Agreement pursuant to this Section shall not be available to any Party whose breach of a representation, warranty, covenant or agreement made under this Agreement by such Party results in the failure of any condition set forth in this Agreement.

By Purchaser or Seller, having immediate effect, by giving written notice to the other, if a court of competent jurisdiction or other governmental authority shall have issued a final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement.

12. Confidentiality and Non-Disclosure

12.1. The Parties shall execute a non-disclosure agreement in the form attached herein as Appendix D: Non-Disclosure Agreement.

13. Non-Competition

13.1. Except for the Training, for a period of three (3) years after the Closing Date, the Seller shall not, worldwide, become associated, directly or indirectly, with any entity whether as a principal, partner, employee, consultant or shareholder, whose business is actively engaged in the Restricted Business. The Seller further acknowledges that there shall be no usage of existing customer names, mailing addresses, email addresses, or phone numbers to solicit or offer any other business services the same as the Restricted Business.

14. Transition Assistance

14.1. The Seller shall hand over to Purchaser and aid Purchaser in Purchaser's initial controlling of all technical contents, systems, data and all business contacts, customer lists, advertising accounts, web servers, etc., related to the Assets Specifically, the Seller shall do the following:

14.1.1. provide, at no additional cost, the Purchaser with remote training of up to five (5) total hours per week for the four (4) weeks immediately following the Closing Date ("Training," such period of time the "Training Period"). The Seller shall provide up to five (5) hours per day during this period should there be a critical failure resulting in dramatic loss of traffic or revenue. The Seller shall respond to the Purchaser within twenty-four (24) hours of request by phone and/or email as needed, during normal business hours for the Training Period; and

14.1.2. The Seller shall make all relevant introductions between the Purchaser and business partners associated with the managing or operating of, or providing services to the Business as requested by Purchaser during the Training Period.

15. General Terms

15.1. Severability

15.1.1. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be

enforced to the maximum extent permissible so as to give effect to the intent of the Parties and the remainder of this Agreement will continue in full force and effect.

15.2. Waiver

15.2.1. Any failure to exercise or any delay in exercising a right or remedy provided by this Agreement or at law or in equity (and/or the continued performance of this Agreement) will not constitute a waiver of the right or remedy or a waiver of any other rights or remedies. A waiver of a breach of any of the terms of this Agreement will not constitute a waiver of any other breach and will not affect the other terms of this Agreement.

15.2.2. The rights and remedies provided by this Agreement are cumulative and (except as otherwise provide in this Agreement) are not exclusive of any rights or remedies provided at law or in equity.

15.3. Dispute Resolution

15.3.1. The Agreement and any non-contractual obligations arising out of or in connection with it will be governed by and interpreted in accordance with the laws of the State of Pennsylvania. With respect to any disputes, claims and causes of action between the Parties, the Seller and Buyer agree that the state and federal courts situated in that State, shall have exclusive personal jurisdiction over them, to hear all disputes arising under this Agreement. In the event of a dispute, the prevailing Party shall be entitled to its attorney fees incurred in connection with such dispute

15.3.2. In the event of any litigation between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover all costs incurred and reasonable attorneys' fees, including attorneys' fees in all investigations, trials, bankruptcies and appeals.

15.4. Counterparts

15.4.1. This Agreement may be executed in counterparts, to include facsimile counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

15.5. Opportunity to Consult with Counsel

15.5.1. The Parties hereby acknowledge and agree that they have read this Agreement, freely and voluntarily agree to all its terms and conditions, and have independently evaluated the desirability of entering into this Agreement. Each

Party acknowledges that it has consulted, or has had ample opportunity to consult, legal counsel regarding this Agreement and each and every provision of this Agreement.

15.6. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and personal representatives.

15.7. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

15.8. This Agreement constitutes the entire agreement and understanding between the Parties in respect of the matters dealt with in it and supersedes all previous agreements between the Parties relating to such matters, notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

15.9. Expenses: Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and not otherwise allocated or assigned by this Agreement and the transactions contemplated shall be paid by the Party incurring such costs and expenses.

15.10. Except for the Parties' indemnification obligations hereunder, in no event shall either Party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by the other Party, whether in an action in contract or tort, even if the other Party has been advised of the possibility of such damages. There are no warranties express, implied or otherwise not embodied in this Agreement.

15.11. This Agreement may be amended, modified or supplemented at any time prior to or after the Closing Date but only by the written agreement of all the Parties.

Signature Page to Follow

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this third day of June, 2020.

Dominic Wells - Onfolio JV IV - Purchaser

DocuSigned by:
43CC031B87CC4D6...

Dominic Wells - Onfolio LLC - Seller

DocuSigned by:
43CC031B87CC4D6...

Appendix A: Payment Schedule

Amount	**Date Due**
$200,000	Closing Date
$100,000	September 1, 2020
$5,000*	October 1, 2020
$5,000*	November 1, 2020
$5,000*	December 1, 2020
$5,000*	January 1, 2021
$5,000*	February 1, 2021
$5,000*	March 1, 2021
$5,000*	April 1, 2021
$5,000*	May 1, 2021
$5,000*	June 1, 2021
$5,000*	July 1, 2021
$5,000*	August 1, 2021
$5,000*	September 1, 2021
$5,000*	October 1, 2021
$5,000*	November 1, 2021
$5,000*	December 1, 2021
$5,000*	January 1 2022
$5,000*	February 1, 2022
$5,000*	March 1, 2022
$5,000*	April 1, 2022
$5,000*	May 1, 2022
$5,000*	June 1, 2022
$5,000*	July 1, 2022
$5,000*	August 1, 2022
$5,000*	September 1, 2022
Full remaining balance of the owed $600,000	November 1, 2022

* Payments to be the greater of $5,000 or 30% of gross revenue for the month generated by the assets.

Appendix B: Assets

1. woofwhiskers.com and all content, images, and intellectual property.
2. all intangible property including all rights, titles and interests of the Seller, to any web development, software development, design work, engineering work, computer software, artwork, programs and documentation used in the operation of the Website
3. all intellectual property rights of the Business limited to trademarks, trade names, service marks, service names copyrights, client lists, client order history, client email lists, email listings and databases
4. The trade name "www.woofwhiskers.com" along with any trademark rights Seller has in such trade name
5. Any logos, slogans, or graphics of Business
6. The Domains
7. All Website Content, source code and information
8. All client databases, email lists of the Business
9. All user names, passwords, credentials and log in information associated with the Assets